                                                                       EX-99.a.6

                                 UMB Scout Funds
                              Officers' Certificate

THE  UNDERSIGNED,  Secretary of UMB Scout Funds (the  "Trust"),  a  multi-series
Delaware  statutory  trust  registered  as an  open-end,  management  investment company  under the  Investment  Company  Act of 1940,  as  amended,  does hereby certify that the following  preambles  and  resolutions  designating  additional classes of shares of certain  series of the Trust were duly adopted at a meeting of the Board of Trustees of the Trust held on May 17, 2007 and became  effective on May 17, 2007,  all in  accordance  with the laws of the State of Delaware and pursuant  to Article  III,  Sections  1, 5 and 6 of the  Trust's  Agreement  and
Declaration of Trust,  and that such  resolutions are  incorporated by reference into the Agreement  and  Declaration  of Trust in  accordance  with Article III,
Section 6 thereof:

          WHEREAS,  Section 1 of Article III of the Agreement and Declaration of
     Trust of UMB Scout Funds, a Delaware statutory trust (the "Trust") provides that the  beneficial  interest  of the Trust is divided  into an  unlimited number of shares,  and  Section 6 of Article  III  authorizes  the Board of
     Trustees  to divide the shares  into  separate  series,  and to divide such series  into  separate  classes  of  shares,  with such  variations  in the relative rights and preferences  between the different series or classes as shall be fixed and determined by the Trustees; and

          WHEREAS, the Board desires to establish and designate separate classes of shares of  beneficial  interest  in the UMB Scout  Money  Market  Fund -
     Federal Portfolio,  UMB Scout Money Market Fund - Prime Portfolio,  and UMB
     Scout  Tax-Free  Money Market Fund (the "Money Market Funds") series of the
     Trust.

          NOW, THEREFORE,  IT IS RESOLVED, that pursuant to Article III, Section
     6, of the Trust's  Agreement and Declaration of Trust, all of the currently issued and outstanding  shares of beneficial  interest of each Money Market
     Fund  are  hereby  designated  as the  Investor  Class  of  shares,  and an unlimited number of shares of beneficial interest are hereby classified and allocated to each such class,  all with the relative rights and preferences as set forth in the Agreement and  Declaration  of Trust or any  amendments thereto; and it is

          FURTHER  RESOLVED,  that  pursuant to Article  III,  Section 6, of the
     Trust's  Agreement and Declaration of Trust, an additional  class of shares of beneficial interest in each Money Market Fund are hereby established and designated  as the  Service  Class of shares,  and an  unlimited  number of shares of beneficial  interest are hereby  classified and allocated to each such class,  all with the relative  rights and  preferences as set forth in the Agreement and Declaration of Trust or any amendments thereto; and it is

          FURTHER RESOLVED,  that the appropriate  officers of the Trust be, and each of them hereby is,  authorized  and directed to prepare a  certificate evidencing the Board's above designation of the Trust's  additional classes of shares of beneficial  interest and to insert a copy of such  certificate in the  Trust's  minute  book and to see that a copy is kept at the Trust's principal office for the transaction of its business.

IN WITNESS WHEREOF,  I have hereunto set my hand as such officer of the Trust as of this 9th day of July 2007.
                                            UMB SCOUT FUNDS

                                            /s/ Constance E. Martin
                                            By: Constance E. Martin, Secretary

Filed  with the  minutes  of the  proceedings  of the Trust this 9th day of July
2007.